Exhibit 10.57

LOCATION BASED TECHNOLOGY, INC.

AFFINITAS CORPORATION

MASTER SERVICE AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into this ____ day of August, 2009, by and between AFFINITAS CORPORATION, a Nebraska corporation, currently of 1015 North 98th Street, Suite 100, Omaha, NE  68114 (hereinafter referred to as "AFFINITAS") and LOCATION BASED TECHNOLOGIES, INC., a Nevada Corporation currently of  4999 E. La Palma Avenue, Anaheim, California 92807 (hereinafter referred to as "LBT").

R E C I T A L S

AFFINITAS is interested in contracting with LBT to provide certain direct marketing and agency services, including, but not limited to marketing and agency services, web services, direct mail, data analysis and lists, and  inbound and outbound telemarketing services to LBT and AFFINITAS is interested in contracting with LBT to provide those services as AFFINITAS’s capacity permits.  This Agreement is intended to set forth the terms of the parties’ agreement for such services.

THEREFORE, in consideration of the mutual promises and obligations of AFFINITAS and LBT as set forth below, and other good and valuable consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

ARTICLE I.
SERVICES PROVIDED BY AFFINITAS

The services to be performed by AFFINITAS pursuant to the terms of this Agreement shall be inbound telemarketing services on behalf of LBT, as described from time to time, on separate attachments to this Agreement as part of Exhibit “A” and shall, when properly executed, become a part of this Agreement and incorporated herein.  In the event there are specific requirements of  LBT pursuant to the services to be performed by AFFINITAS, such requirements shall be set out on a separate statement of work (“SOW”) to be attached hereto as part of Exhibit “A.”

ARTICLE II.
DURATION AND TERMINATION OF SERVICE

The term of this Agreement shall be for a period beginning on the date hereof (“Date of Commencement”) and ending three (3) years thereafter.  The term hereof shall be automatically extended from year to year under the same terms and conditions unless one hundred twenty (120) days’ advance notice is provided by either party of its intention not to renew for an additional term.  Notwithstanding anything contained herein to the contrary, either party may terminate this Agreement as provided in Article XVII hereof.

ARTICLE III.
SERVICE LEVEL AGREEMENT

LBT will provide hourly and monthly call volumes to Affinitas no later than thirty (30) days from the start of each report month.   Affinitas will work with LBT to create a staffing plan to achieve a service level of answering eighty percent (80%) of the calls within 30 seconds so long as the call volumes are +/- 5% of projected and agreed upon call volumes.  Hours of Operation shall be 8:30 AM EST to 8:00 PM, Monday through Friday.

ARTICLE IV.
COMPENSATION FOR SERVICES RENDERED

4.1   Compensation.  AFFINITAS shall receive, as compensation for all services provided to LBT as herein described, the fees as set out on Exhibit “A”.  Unless otherwise provided, all compensation shall be adjusted at the commencement of each anniversary of this Agreement to reflect the increase in the Consumer Price Index (the U.S. City Average 1982-84 equal 100) as prepared by the United States Department of Labor from the date of this Agreement.

4.2   Hourly Rate.   Hourly rate as used in this Agreement, Exhibit “A” attached hereto, and any work order, shall be defined as any hour in which an agent is logged into call management systems and/or able to handle, and/or is handling LBT calls, plus any related work time, including, without limitation, all ancillary service, after call work, awaiting calls and breaks.

Training hours includes all hours in which agents/CSR’s are being trained on a LBT program, including, without limitation, initial training, cross-training, up-training, and all new hire training associated with covering turnover and attrition.

4.3   Telecom Costs.   LBT shall be responsible to pay all telecom costs and expenses reasonably required by AFFINITAS to perform the services and shall timely undertake such action necessary to establish such connectivity to AFFINITAS locations and have billing for services directed to LBT for payment.

4.4   Consulting Services.  AFFINITAS shall receive, as compensation for all consulting services, not otherwise identified on Exhibit “A”, from time to time, at an hourly rate to be agreed upon.

4.5   Other Expenses.  In addition to the compensation, travel to LBT's corporate office or other reasonable and appropriate travel and related costs approved by LBT will be paid for by LBT and will be billed at cost.  AFFINITAS will abide by established and reasonable travel policies provided by LBT to AFFINITAS in advance.  An itemized expense report, with supporting documentation, will be submitted to LBT on a monthly basis for reimbursement.

4.6   Out of Pocket Costs.  In addition to the compensation, all out of pocket costs, including but not limited to presentation materials and supplies and tapes for recording, incurred by AFFINITAS will be reimbursed by LBT.  All such out of pocket costs exceeding $200.00 per item must be pre-approved by LBT.  An itemized expense report, with supporting documentation, will be submitted to LBT on a monthly basis for reimbursement.

4.7   Billing Procedure.  AFFINITAS shall submit invoices at least weekly to LBT.   LBT agrees to pay AFFINITAS the amount of the invoice upon receipt. One half the cost of mail production pieces shall be paid prior to printing.  All postage must be paid in full prior to mailing.  If any invoice is not paid within thirty (30) days of the date of the invoice, AFFINITAS may require LBT to post a deposit prior to the continuation of services, assess a late fee equal to 5% of the outstanding invoice, charge interest at 18% per annum or the highest rate available by law, or stop providing services hereunder.  The failure by AFFINITAS to exercise any of its rights hereunder, shall not be deemed a waiver of its future rights.

4.8   Holiday/Overtime Compensation AFFINITAS shall be paid one and one half times the Hourly and Daily Rates as set forth in any attachment to this Agreement, any Statement of Work or Work Authorization, for all services conducted at the request of LBT on any holidays or that result in overtime being paid to employees of AFFINITAS.

4.9  Taxes. All amounts billed to LBT hereunder are exclusive of foreign, federal, state and local sales, use, or similar sales-like or value added taxes.

4.10   No Abatement.  LBT agrees that any sums payable to AFFINITAS under this Agreement shall not be subject to any abatement, defense, set-off, counterclaim or recoupment.

ARTICLE V.
WARRANTIES AND REPRESENTATIONS OF LBT

5.1   Authority.  LBT has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby in the manner herein provided.  This Agreement, assuming due execution by LBT, constitutes and, when executed and delivered, the agreements and instruments referred to herein to be executed by LBT will constitute, legal, valid and binding obligations of LBT, enforceable against it in accordance with their respective terms.

5.2   Responsibility for Offers.  LBT is solely responsible for its offers made during the provision of the  services and for all representations made during caller contacts or otherwise.  LBT is solely responsible for the products or services covered by the offers.

5.3   Compliance.  LBT warrants and represents that at all times such offers of LBT, which are the subject of the inbound telemarketing services being provided, will comply in full with any and all requirements of federal, state and local laws and regulations, including but not limited to, any statute pertaining to gaming or to the solicitation of charitable or political contributions. LBT is responsible for determining whether an existing business relationship exists if such exception to any Federal or State Do Not Call rule, regulation or law.  LBT warrants and represents that any cell phone numbers provided to AFFINITAS as part of the outbound services are only those that have been specifically authorized to be called by LBT. LBT will comply with all applicable laws, rules, regulations and ordinances, including without limitation: (i) local license and permit requirements, and (ii) all export, import and customs laws and regulations (such as the export and re-export controls under the U.S. Export Administration Regulations and/or similar regulations of the U.S. or Argentina which may apply.

ARTICLE VI.
WARRANTIES AND REPRESENTATIONS OF AFFINITAS

AFFINITAS has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby in the manner herein provided.  The execution and delivery of this Agreement by AFFINITAS and the consummation and performance of the transactions contemplated hereby in the manner herein provided have been duly and validly authorized by all necessary corporate action. This Agreement, assuming due execution by AFFINITAS, constitutes and, when executed and delivered, the agreements and instruments referred to herein to be executed by AFFINITAS will constitute, legal, valid and binding obligations of AFFINITAS, enforceable against it in accordance with their respective terms.

ARTICLE VII.
NO PARTNERSHIP

This Agreement shall not in any way be construed to constitute a partnership or joint venture between the parties hereto and the business of AFFINITAS shall be operated separate and apart from the business of LBT.  In addition, the inbound telemarketing services to be provided hereunder by AFFINITAS to LBT are being provided as an independent contractor and do not constitute an employer/employee relationship.  Therefore, the compensation paid to AFFINITAS for such services is not subject to FICA and FUTA taxes.  AFFINITAS shall be responsible for payment of all taxes arising out of AFFINITAS’s activities in accordance with this Agreement, including by way of illustration but not limitation, federal and state income taxes, social security taxes, unemployment insurance taxes, and any other taxes or business license fees as required.  Moreover,  AFFINITAS agrees to obtain all necessary insurance coverage, including by way of illustration but not limitation, liability, property, workers’ compensation and state disability insurance, with sufficient limits, not less than (i) $1,000,000 for commercial general liability, (ii) $1,000,000 for automobile liability, and (iii) statutory limits for workers’ compensation. All insurance will be kept in force and effect for the duration of this Agreement.

AFFINITAS shall not represent directly or indirectly that it or any of its employees are agents or legal representatives of LBT, nor shall AFFINITAS incur any liabilities or obligations of any kind in the name of or on behalf of  LBT other than those specifically made a part of this Agreement.

ARTICLE VIII.
NON-EXCLUSIVE SERVICE

AFFINITAS is not restricted, during the term hereof, from dealing with any other individual, agency or related entities whether operating as a proprietorship, partnership or authorized corporation, from furnishing any type of service to any other person or entity.

ARTICLE IX.
RESTRICTIONS ON HIRING EMPLOYEES OF AFFINITAS

During the term hereof, and for a period of three (3) years after termination of this Agreement, LBT shall be restricted from hiring any and all employees of AFFINITAS, or its subsidiaries who are employees during the term or any continuation of this Agreement, including those in management and administrative positions, as well as all hourly employees and those contracting with AFFINITAS for specific projects.   In the event of a violation of this restriction by LBT, LBT shall pay to AFFINITAS a fee of two times the annual salary of said employee, plus all costs incurred by AFFINITAS to replace the employee.

ARTICLE X.
CONFIDENTIALITY AND NONDISCLOSURE

10.1   Confidentiality.  In connection with the services provided to LBT, LBT may provide AFFINITAS with information, including names and telephone numbers, of its LBT and customers (“Customer Data”).  LBT shall retain all rights in and to any Customer Data provided by LBT to AFFINITAS, as well as in and to any information relating to Customer Data developed by AFFINITAS in the course of its performances of the services.  In addition, LBT, in its sole discretion, may disclose to AFFINITAS information (e.g., marketing programs, strategies and sales), which is proprietary to LBT.  LBT shall retain all rights in and to such proprietary information.  AFFINITAS agrees to maintain all of the foregoing information in confidence using the same standards of protection as it applies to its own confidential information and to refrain from disclosing such information to third parties without LBT’s prior written consent, unless (1) AFFINITAS is legally required to do so, after providing notice to LBT of such requirement, (2) such information is already known by AFFINITAS, (3) is legally obtained by AFFINITAS from other sources, or (4) such information is or becomes generally available to the public through no fault of AFFINITAS.

10.2   Nondisclosure.  AFFINITAS will use reasonable care in safeguarding confidential and proprietary information of LBT and shall, upon written request of LBT, return such information to LBT upon the termination of this Agreement.  AFFINITAS agrees that any information, whether written or oral, received by AFFINITAS during the performance of this Agreement, that concerns the personnel, financial, technical, or other confidential affairs of LBT or its affiliates will be treated by AFFINITAS in full confidence and will not be revealed to any persons, firms or organizations without the prior written consent of LBT.  This paragraph will survive the termination of this Agreement.

ARTICLE XI.
INDEMNIFICATION

11.1   Indemnification.   AFFINITAS will indemnify and hold LBT and its affiliated companies, officers, agents, directors and employees harmless from any and all expenses, loss or damage as a result of claims, suits, complaints, actions or legal proceedings (including threatened proceedings) directly or indirectly arising out of AFFINITAS’s performance of services under this Agreement, except for claims, suits, complaints, actions or legal proceedings arising from negligent acts or omissions or wrongful or willful misconduct of LBT, its affiliated companies, its agents, officers, directors or employees.  LBT will indemnify and hold AFFINITAS, its affiliated companies, officers, agents, directors and employees harmless from any and all expenses, loss or damage as a result of claims, suits, complaints, actions or legal proceedings (including threatened proceedings) directly or indirectly arising out of LBT’s actions under this Agreement, except for claims, suits, complaints, actions or legal proceedings arising from negligent acts or omissions or wrongful or willful misconduct of AFFINITAS, its affiliated companies, its agents, officers, directors and employees.

11.2   Waiver of Claims.  In the event LBT provides equipment or materials to AFFINITAS for use by AFFINITAS in providing the services contracted for hereunder, AFFINITAS shall endeavor to use a reasonable degree of care in handling and protecting such equipment, but shall not be liable for, and LBT waives all claims for damages resulting from, any loss or damages that may be caused by theft, fire, accidents, the elements or any other reason; it being specifically understood that risk of all such loss or damage shall be LBT’s, and LBT shall carry its own fire, extended coverage and theft insurance as required on said equipment.

ARTICLE XII.
REPRESENTATIONS AND WAIVER

This Agreement contains the sole understanding between the parties hereto and any oral or written agreement or representations which may have been made prior to entry into this Agreement shall be deemed to have been merged into this Agreement, and shall be of no force and effect except as reflected herein, and the obligations of AFFINITAS and LBT may not be modified except in a written amendment hereto signed by AFFINITAS and LBT.   No waiver by either party of any breach of this Agreement by the other shall be deemed to be a waiver of any preceding or subsequent breach.

ARTICLE XIII.
ASSIGNABILITY

Neither party shall have the right to assign this Agreement, except with the prior written consent of the other, and this Agreement shall in no way constitute an asset of either party so as to be assignable to or by a trustee in bankruptcy or a receiver or by operation of law.  Nothing contained herein shall prohibit AFFINITAS from assigning its obligations hereunder to a subsidiary or other related entity, a successor to all or substantially all of the business of AFFINITAS, or an entity with which AFFINITAS is merged or consolidated, and upon the assumption of this Agreement by the Assignee, the Assignee shall be solely responsible for all obligations of AFFINITAS hereunder.

ARTICLE XIV.
DISCLAIMER

AFFINITAS will use its best commercially reasonable efforts to perform the services and all related operations hereunder in accordance with industry standards, but cannot be guarantor of its services, nor can AFFINITAS guarantee complete freedom from error, but cannot be a guarantor of its services, nor can AFFINITAS guarantee complete freedom of error.   LBT is aware that, in providing inbound  telemarketing services, AFFINITAS will not be able to make actual contact with all names, addresses and phone numbers provided to  AFFINITAS by LBT.

ARTICLE XV.
NOTICE

Any notice required or permitted by this Agreement shall be effectively delivered, for all purposes, upon deposit, postage prepaid, registered and certified mail, return receipt requested, in the United States mail, addressed to LBT at its aforementioned address attention Ms. Desiree Mejia, Chief Operating Officer of LBT (e-mail address: desiree@pocketfinder.com) and/or Affinitas  at their aforementioned office addresses, with a copy to David Steier at 1015 North 98th Street, Suite 100, Omaha, NE  68114, (fax number 402-505-5044; e-mail address dsteier@affinitas.net) or to such other address as either party may, by notice in writing to the other, furnish for purposes of notice hereunder.

ARTICLE XVI.
CONSTRUCTION

This Agreement shall be construed under the laws of the State of Nebraska.  For the purpose of any action or proceeding instituted with respect to any claim arising under this Agreement, both LBT and AFFINITAS hereby irrevocably consent to the jurisdiction of any court having subject matter jurisdiction in Omaha, Nebraska.  LBT further irrevocably consents to the service of process out of said court by mailing a copy thereof, by registered mail, postage prepaid, to LBT at its office address listed above, and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon the personal delivery to it.  In connection with any suit, action or proceeding instituted in any state or federal court located in Omaha, Nebraska, LBT hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.  Only AFFINITAS's President shall have the power to accept this Agreement or to execute any amendment hereof.

ARTICLE XVII.
MODIFICATION

LBT  may expand or modify the scope of services of this Agreement at any time upon sixty (60) days’ notice to AFFINITAS. If this Agreement is expanded or modified, the fees and expenses and timing of the expanded or modified services will be redefined to the mutual satisfaction of both parties.  Notification must be given by LBT in writing to AFFINITAS.  In no event shall the monthly minimum be reduced without permission of AFFINITAS.

ARTICLE XVIII.
TERMINATION

18.1   Events of Default.  The following events shall constitute events of default (“Events of Default”) under this Agreement:

(a) a failure by LBT to pay any amount due to AFFINITAS when due;
(b) a failure by either party (“Defaulting Party”) to perform one or more material obligations under this Agreement;
(c) a breach of either party of a material representation, warranty, covenant or condition under this Agreement; or
(d) a filing by either party under bankruptcy or insolvency laws.

18.2   Rights Upon Event of Default.  Upon the occurrence of an Event of Default, the other party (“Non-Defaulting Party”) may deliver written notice thereof to the Defaulting Party of its decision to terminate this Agreement.  The Defaulting Party shall thereafter have thirty (30) days to cure such breach or, if such breach is not curable within the thirty (30) day period, then to commence a cure, provided such cure shall be pursued to a prompt conclusion.  If such breach is not cured within such thirty (30) days, the Non-Defaulting Party shall thereafter have the right to terminate this Agreement as specified in its notice of default.

18.3   AFFINITAS Rights Upon Event of Default by Failure to Pay.  In the event the breach is failure by LBT to pay any amount due to AFFINITAS when due, LBT shall thereafter have two (2) days to cure such breach by payment in full of all amounts then due to AFFINITAS.  If such breach is not cured within such two (2) days, AFFINITAS shall be provided a possessory lien on all assets of LBT in AFFINITAS’s possession and shall thereafter have the right to terminate this Agreement as specified in its notice of default.

18.4   Consequence of Termination for Default.  In the event of termination of this Agreement, the Non-Defaulting Party may pursue any remedy that may be available, at law or in equity, with respect to such breach.   Regardless of whether AFFINITAS or LBT is the Defaulting Party, upon a termination of this Agreement, LBT shall pay AFFINITAS through the date of termination and, provided LBT is not the Defaulting Party, AFFINITAS shall assist LBT in the transition of the Services to LBT or another party of LBT’s choosing to avoid an interruption in Services, provided LBT shall pay AFFINITAS for any reasonable costs, in addition to the cost of Services provided by AFFINITAS through the date of termination, directly incurred in effecting such transition.

18.5   Early Termination without Default.  Either party may terminate this Agreement by giving not less than one hundred twenty (120) days prior written notice thereof to the other party.  In the event that LBT elects to terminate the Agreement early, LBT shall continue to provide monthly call volumes or other work to AFFINITAS during the sixty (60) day period following its notice at a level not less than the monthly average of the two (2) months prior to the date of notice of early termination or, in lieu of supplying such call volumes, LBT shall pay AFFINITAS for each month during the one hundred twenty (120) day period following its notice the average monthly compensation for Services paid to AFFINITAS during the two (2) months prior to the notice of early termination or a mutually agreeable termination period.  Exception: if LBT is acquired or merged into another company LBT will work closely with Affinitas to close down its operation with as little impact upon Affinitas as possible. LBT will be required to pay sixty (60) days at a level not less than the monthly average of the two (2) months prior to the date of notice of termination due to merger or acquisition.

ARTICLE XIX.
MISCELLANEOUS

19.1   Headings.  The subject headings contained in the Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

19.2   Exhibits and Schedules.  All Exhibits and Payment Schedules referred to in this Agreement are deemed attached hereto and are incorporated herein and made an integral part hereof.

19.3   Entire Agreement; Amendments; Waiver.  This Agreement, including all Exhibits and Schedules hereto (all of which are incorporated herein by reference and made a part hereof), constitute the entire Agreement between the parties pertaining to the subject matter hereof, and supersedes any prior agreements, representations and understandings of the parties.  No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by each of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

19.4   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

19.5   Parties in Interest.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

19.6   Due Authorization.  The parties hereto have caused this Agreement to be executed and delivered by this respective duly authorized officers.

19.7   Exclusive Benefits.  Nothing in this Agreement is intended to confer any rights or remedies, whether express or implied, under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

19.8   Invalid Portions.  In the event any portion of this Agreement is deemed to be invalid or unenforceable, the parties agree that the remaining portions shall remain in full force and effect.

19.9   Officers, Directors Exempt.  Neither party shall have recourse or right of action against any shareholder, officer or director, in his or her individual capacity as such, whether past, present or future, of the other party or of any successor thereto, whether by virtue of any statute or rule of law or otherwise, all such liability being, by the acceptance hereof and as part of the consideration of the execution hereof by AFFINITAS and LBT, expressly waived and released, except for the willful or negligent acts of such shareholder, officer or director or either party.

19.10   Consents and Approvals.  The parties hereby shall take all necessary corporate and other action and shall use its best efforts to obtain all material consents and approvals required to enable it to carry out the transactions contemplated by this Agreement.

19.11   Limited Warranty.  AFFINITAS disclaims all warranties, express or implied, as to description, AFFINITAS, merchantability, fitness for a particular purpose, productiveness, or any other matter, with respect to any of the products or services sold by LBT pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the _____ day of September, 2009.

"AFFINITAS":

AFFINITAS CORPORATION,
a Nebraska corporation,

By:________________________________________
     Its ____________________________

 "LBT"

LOCATION BASED TECHNOLOGIES, INC.,
a Nevada Corporation,

By:________________________________________
                                                                                                     Its _______________________

EXHIBIT "A"

SERVICES TO BE PERFORMED BY AFFINITAS

	Service	Fees

1.	Consultant	$ 1,750 per day
2.	Agent Hourly Rate – Inbound	$ TBD per hour
3.	Agent Hourly Rate – Administration	$ 19.00 per hour
4.	Agent Hourly Rate – Training	$ 19.00 per agent hour
5.	Connectivity (video, data & voice)	$ Cost incurred
6.	Set-up and Development Fee (one time)	$ TBD depending upon actual set up needed
7.	CTI Set Up and Development	Not needed at this time
8.	IVR cost per minute or message played	$ TBD
9.	Programming (optional)	$ 185.00/Hr.
10.	Courier/Overnight	$ Cost Incurred
11.	Monthly Minimum	TBD
12.	Agency Services	TBD
13.	Postage	$ Cost Incurred

DEFINITIONS:

(1) Set-up fee is a one-time charge to develop all the requisite inbound program elements i.e. scripts, routing, reports, etc. Additional programming may be required.

(2) Agent Hourly Fee is the fee associated with the actual time agents are logged into call management systems and/or able to handle, and/or is handling LBT calls, plus any related work time, including, without limitation, all ancillary service, after call work, awaiting calls and breaks.  Unless set forth  herein or any work order, the hourly fee structure includes labor, telecom and facility charges.

(3) Agent Training hours are those hours in which agents/CSR’s are being trained on a LBT program, including, without limitation, initial training, cross-training, up-training, and all new hire training associated with covering turnover and attrition.

(4) Custom programming is available based upon LBT requests for specialized system or data requirements.

(5) Clerical/data entry – any clerk work or data entry that is LBT requested is billed at the aforementioned hourly rate.

(6) Minimum Billing is the minimum fee billed per month to keep operations staff and management in place during the duration of the program.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the _____ day of September, 2009.

"Affinitas ":
AFFINITAS CORPORATION,
A Nebraska corporation,
By: ________________________________________

"LBT"
LOCATION BASED TECHNOLOGIES, INC.
A Nevada Company,

By: ________________________________________